Exhibit 10.2
(Wheeler) 507827484
Agreement To Protect Corporate Property
In consideration of my receipt of stock options from Metropolitan Life Insurance Company (“MetLife”), I agree to the following:

1.
All equipment, documents, and all information and other property that belongs to MetLife that I receive or develop in the course of my employment by MetLife, remain the property and information of MetLife. The products of all of my efforts in the course of my employment belong exclusively to MetLife and, unless the officer in charge of my department agrees to some other arrangement in writing, I will not retain any rights in any such work product. I agree to return all property and information immediately and without keeping any copies when my employment terminates for any reason.

2.	For 18 months following the termination of my employment with MetLife for any reason:

A.
I will not interfere in MetLife’s business or try to disrupt MetLife’s business. This includes things I might do through my own efforts, or indirectly through the efforts of others, and I will not use any MetLife information or property to assist others. This includes diverting business away from MetLife or seeking to have any MetLife customer reduce or terminate any insurance obtained from or through MetLife.

B.
I will not solicit any employee of MetLife or its affiliated entities (“Employee”) to become employed, associated or contracted by or with me or any entity in which I am an employee, owner or investor (“Other Company”). I will not solicit any Employee to become employed, associated or contracted with an organization providing services to me or any Other Company. For example, I will not inform an Employee of a job opportunity with me or any Other Company, or suggest that any person or entity contact an Employee to discuss or mention such a job opportunity. I also will not interview an Employee for a job, or offer, authorize, approve or agree to hire an Employee for any job opportunity with me or any Other Company.

C.
I will not make statements that damage, disparage or otherwise diminish the reputation and business practices of MetLife and its affiliated entities, and its and their officers, directors and employees. This includes statements made verbally, in writing or electronically. The only exception is if I am compelled by a court of law or I am otherwise authorized to do this pursuant to legal or administrative process.

D.	I authorize MetLife to present a copy of this agreement to each of my subsequent employers.

3.
I acknowledge that the business of MetLife is conducted all states and in certain foreign countries and that the employees of MetLife and its affiliated entities are working to further the interests of MetLife in those states and foreign countries. I also acknowledge that the property and information I obtain in the course of my employment involves and affects MetLife’s activities in all states and in those foreign countries in which it conducts its business. Therefore, it is not appropriate or feasible for MetLife to establish geographic limitations on the restrictions to which I am now agreeing. Accordingly, I agree to abide by these restrictions in all states and in those foreign countries in which MetLife is or has plans to conduct business at the time that my employment terminates.

4.
I acknowledge that, if I violate any provision of this Agreement, MetLife will suffer irreparable harm. Therefore, in addition to any other rights or remedies of MetLife, MetLife will have the right to obtain an injunction enjoining any such violation. If MetLife succeeds in any lawsuit or proceeding against me brought to enforce this Agreement, or to establish damages sustained by MetLife as a result of my violation of this Agreement, I will reimburse MetLife’s attorney’s fees and costs, as these may be fixed by the court in which MetLife sues me or brings a proceeding against me.

5.
If any provision of this Agreement is invalidated in any jurisdiction either by statute or by a court, that provision will be deemed modified to comply with the law or deemed stricken from this Agreement, if that is necessary to comply with the law. If any provision is stricken for this reason, however, the remainder of this Agreement remains in effect.

I have carefully read this Agreement and I understand it. I acknowledge that I have been given copy of this Agreement.

Signature:	/s/ William J. Wheeler

Dept:	Institutional

Name:	William J. Wheeler

Date:	June 21, 2001

Witness:	/s/ Lily Salzberg

Name & Title:	Lily Salzberg, Secretary to Sr. V-P